Filed Pursuant to Rule 424(b)(5)

Registration No. 333-158996

WIZZARD SOFTWARE CORPORATION

Supplement No. 2

to

Prospectus dated June 5, 2009

3,000,000 shares of common stock offered at $0.40 per share

Wizzard Software Corporation, a Colorado corporation (the “Company”) is offering for sale 3,000,000 shares of its common stock (the “Shares”) pursuant to this Prospectus Supplement No. 2 and related prospectus and Prospectus Supplement No. 1. As used herein, the term “this Prospectus” shall mean this Prospectus Supplement No. 1 and the accompanying prospectus and Prospectus Supplement No. 1, including the information incorporated by reference herein and therein.

Our common stock is listed on the NYSE Amex under the symbol “WZE.” On September 11, 2009, the last reported sale price of our common stock on the NYSE Amex was $0.58 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 1 of our prospectus, as well as the caption “Risk Factors” of our Annual Report on Form 10-K-A1 for the calendar year ended December 31, 2008, which we have filed with the Securities and Exchange Commission and which is incorporated by reference into this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or this Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price for Shares	$0.40	$1,200,000

We will deliver the Shares promptly upon closing of the sale thereof.

The date of this Prospectus Supplement No. 2 is September 14, 2009.

Table of Contents

ABOUT THIS PROSPECTUS SUPPLEMENT

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THE OFFERING

3

RISK FACTORS

4

USE OF PROCEEDS

4

DILUTION

4

PLAN OF DISTRIBUTION

5

LEGAL MATTERS

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ABOUT THIS PROSPECTUS SUPPLEMENT

This Prospectus Supplement No. 2 and our prospectus dated June 5, 2009 and Prospectus Supplement No. 1 dated June 19, 2009, are part of a “shelf” registration statement on Form S-3, as amended, filed with the Securities and Exchange Commission (the “Commission”), and declared effective by the Commission on June 5, 2009. By using a “shelf” registration statement, we may sell shares of common stock as described in the prospectus from time to time in one or more offerings up to a total of 10,000,000 shares.  As of the date of this Prospectus Supplement No. 2, we have previously sold 1,200,000 shares pursuant to the registration statement.

These documents contain important information that you should consider when making your investment decision.  The accompanying prospectus provides you with a general description of the securities we may offer.  This Prospectus Supplement No. 2 contains information about the securities offered hereby.  This Prospectus Supplement No. 2 may add, update or change information in the accompanying prospectus and Prospectus Supplement No. 1.  You should rely only on the information contained in this Prospectus Supplement No. 2, the accompanying prospectus and Prospectus Supplement No. 1 or incorporated by reference into this Prospectus Supplement No. 2 and the accompanying prospectus and Prospectus Supplement No. 1.  We have not authorized anyone to provide you with any other information.

This Prospectus Supplement No. 2 does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation.

The information contained in this Prospectus Supplement No. 2 is accurate only as of the date of this prospectus supplement and the prospectus, regardless of the time of delivery hereof or of any sale of securities.

THE OFFERING

Common stock offered by us pursuant to this prospectus	3,000,000 Shares

Common stock outstanding as of August 4, 2009	50,456,244 shares

Common stock to be outstanding after this offering (pro forma as of August 4, 2009)	53,456,244 shares (if all 3,000,000 Shares are sold)

Use of proceeds	We intend to use the net proceeds from this offering for general working capital and administrative expenses. See “Use of Proceeds” on page S-4 of this Prospectus Supplement No. 1.

NYSE Amex common stock symbol	WZE

Risk factors

This investment involves a high degree of risk. See “Risk Factors” on page S-4 of this Prospectus Supplement No. 2 and in our Annual Report on Form 10-K-A1 for the calendar year ended December 31, 2008, filed with the Commission.

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RISK FACTORS

 Investment in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks and uncertainties and all of the other information appearing in the accompanying prospectus or incorporated by reference therein, in light of your particular investment objectives and financial circumstances. In particular, we urge you to read the disclosure under the caption “Risk Factors” beginning on page 1 of the accompanying prospectus and the “Risk Factors” disclosure in Item 1.A. of our Annual Report on Form 10-K-A1 for the calendar year ended December 31, 2008, as filed with the Commission. If any of these risks actually occurs, our business, financial condition, results of operations and future growth prospects would be materially adversely affected. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. This Prospectus Supplement No. 2, the prospectus and Prospectus Supplement No. 1 and the information incorporated by reference into this Prospectus Supplement No. 2 and the prospectus and Prospectus Supplement No. 1 also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks so mentioned.

USE OF PROCEEDS

We will receive proceeds of $1,200,000 from the sale of the Shares, before deducting estimated offering expenses.

We intend to use the net proceeds from the offering of the Shares for general working capital and administrative expenses. Our management will have broad discretion in the application of the net proceeds and investors will be relying upon the judgment of our management regarding the application of these proceeds.  We reserve the right to change the use of these proceeds.

DILUTION

If you purchase our Shares in this offering, your interest will be diluted to the extent of the difference between the offering price per share and the net tangible book value per share of our common stock after this offering.  Net tangible book value per share is determined by dividing Wizzard’s tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of our common stock.

Our net tangible book value at June 30, 2009, was $(1,457,683), or $(0.03) per share, based on 50,408,744 shares of our common stock outstanding as of that date.  After giving effect to the sale of 3,000,000 Shares of common stock by us at an offering price of $0.40 per share, our net tangible book value as of June 30, 2009, would have been approximately $(257,683), or $(0.005) per share.  This represents an immediate increase in the net tangible book value of approximately $0.025 per share to existing stockholders and an immediate dilution of $0.425 per share to investors in this offering. The following table illustrates this per share dilution:

Offering price per share

$0.40

Net tangible book value per share before offering

$(0.03)

Increase attributable to new investors

$0.025

Net tangible book value per share after offering

$0.005

Dilution per share to new stockholders

$0.425

PLAN OF DISTRIBUTION

On June 19, 2009, we entered into a Securities Purchase Agreement with Alpha Capital Anstalt by which we sold to Alpha Capital 1,200,000 shares of common stock at $0.50 per share, with an option to purchase up to an additional 3,000,000 shares at the same price per share pursuant to our effective Registration Statement on Form S-3, as amended, and the prospectus and Prospectus Supplement No. 1 thereto.  On or about September 14, 2009, we intend to execute an amendment to the Securities Purchase Agreement that will lower the exercise price of Alpha Capital’s option from $0.50 to $0.40 per share.  In this regard, the information contained in this Prospectus Supplement No. 2 supplements and updates the information contained in our Prospectus Supplement No. 1, which outlined the terms of the offering by which we offered and sold securities to Alpha Capital under the Securities Purchase Agreement.  We intend to issue any shares purchased by Alpha Capital promptly upon full or partial exercise of the option.

LEGAL MATTERS

The validity of the shares of common stock being offered by this Prospectus Supplement No. 2 has been passed upon for Wizzard Software Corporation by Branden T. Burningham, Esq. of Salt Lake City, Utah.

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